Exhibit 99.1

Press Release

Intcomex Announces Tender Offer for 11 3/4% Second Priority Senior Secured Notes due 2011 and New Notes Offering.

MIAMI, Fla. — Intcomex, Inc. (“Intcomex”) announced today that it has commenced a cash tender offer for any and all of its $96,915,000 aggregate principal amount of 11 3/4% Second Priority Senior Secured Notes due 2011, CUSIP No. 45809NAB3 (the “2011 Notes”). The tender offer will expire at 11:59 p.m., New York City time, on January 6, 2010, unless extended or earlier terminated (the “Expiration Date”).

The tender offer will provide holders who validly tender their 2011 Notes prior to 5:00 p.m., New York City time, on December 21, 2009, unless extended or earlier terminated (the “Consent Payment Deadline”), the ability to receive $1,007.50, payable in cash, for each $1,000 principal amount of 2011 Notes accepted for payment, which amount includes a consent payment of $30.00 per $1,000 principal amount. 2011 Notes tendered on or prior to the Consent Payment Deadline are expected to receive payment upon satisfaction or waiver of the conditions to the offer, which is expected to be December 22, 2009.

Holders who validly tender their 2011 Notes after the Consent Payment Deadline but on or prior to the Expiration Date will receive $977.50, payable in cash, for each $1,000 principal amount of 2011 Notes accepted for purchase. 2011 Notes tendered after the Consent Payment Deadline but before the Expiration Date are expected to receive payment promptly following the expiration of the offer. The early payment feature is at the option of Intcomex. Holders of 2011 Notes accepted for purchase will receive accrued and unpaid interest up to, but not including, the applicable payment date.

Intcomex intends to finance the tender offer with the net cash proceeds of a new notes offering. The closing of the tender offer will be conditioned, among other things, on Intcomex’s successful completion of a new notes offering.

The terms and conditions of the tender offer are set forth in the Offer to Purchase dated December 8, 2009 (the “Offer to Purchase”). Intcomex may amend, extend or, subject to certain conditions, terminate the tender offer.

Intcomex has retained BofA Merrill Lynch as dealer manager in connection with the tender offer. Questions regarding the tender offer and requests for documents may be directed to BofA Merrill Lynch, Global Debt Advisory Services, at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect). Copies of the Offer to Purchase can also be obtained from the information agent, D.F. King & Co., Inc. at (212) 269-5550 (collect).

This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase.

Intcomex, Inc. believes it is the largest pure play value-added international distributor of computer information technology products, or IT products, focused solely on serving Latin America and the Caribbean. Intcomex distributes computer equipment, components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 45,000 customers in 40 countries. Intcomex offers single source purchasing to its customers by providing an in-stock selection of more than 6,100 products from over 181 vendors, including many of the world’s leading IT product manufacturers.

This press release contains forward-looking statements regarding future events and future performance of Intcomex that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and its ability to maintain growth. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the effects of the global economic downturn on the markets in which Intcomex operates or plans to operate, which may lead to a decline in Intcomex’s business and its results of operations; (2) an increase in competition in the markets in which Intcomex operates or plans to operate; (3) difficulties in maintaining and enhancing internal controls and management and financial reporting systems; (4) adverse changes in general, regional and country-specific economic and political conditions in Latin America and the Caribbean; (5) fluctuations of other currencies relative to the U.S. dollar; (6) difficulties in staffing and managing Intcomex’s foreign operations; (7) departures of Intcomex’s key executive officers; (8) increases in credit exposure to Intcomex’s customers; (9) adverse changes in Intcomex’s relationships with vendors and customers; (10) declines in Intcomex’s inventory values; and (11) other factors contained in Intcomex’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

Intcomex, Inc.

Russell A. Olson, Chief Financial Officer

1-305-477-6230